Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement Nos. 333-138373 and 333-139154
(Supplementing Preliminary Prospectus Supplements
dated November 27, 2006)

MannKind Corporation

Terms and Conditions of Senior Convertible Notes due 2013 Offering

Maturity date	December 15, 2013.

Interest payments:	3.75% payable in cash semiannually in arrears.

Interest payment dates:	June 15 and December 15 of each year, beginning June 15, 2007.

Conversion rate:	44.5002 shares of common stock per $1,000.00 principal amount of notes.

Conversion price:	$22.47 per share, subject to adjustment.

Public offering price per note:	$1,000.00 (100%).

Underwriting discount per note:	$30.00 (3%).

Aggregate principal amount:	$100,000,000 ($115,000,000 if the over-allotment option is exercised in full). None of the notes are being sold to Alfred E. Mann.

Proceeds, before expenses, to MannKind Corporation:	$97,000,000 ($111,550,000 if the over-allotment option is exercised in full).

Pricing date:	December 6, 2006.

Settlement date:	December 12, 2006.

Make-whole premium:
The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes:

Stock Price on	Effective Date
Effective Date	12/12/2006	12/15/2007	12/15/2008	12/15/2009	12/15/2010	12/15/2011	12/15/2012	12/15/2013
$17.42	12.9049	12.9049	12.9049	12.9049	12.9049	12.9049	12.9049	12.9049
20.00	10.5921	10.0069	9.3784	8.6947	7.9346	7.1036	6.1242	5.4998
25.00	7.8688	7.2594	6.5736	5.7895	4.8654	3.7737	2.3243	0.0000
30.00	6.2925	5.7304	5.0952	4.3652	3.5099	2.5230	1.3157	0.0000
35.00	5.2673	4.7642	4.1968	3.5483	2.7979	1.9646	1.0142	0.0000
40.00	4.5632	4.1093	3.6014	3.0284	2.3894	1.6632	0.8691	0.0000
45.00	4.0322	3.6270	3.1731	2.6618	2.0978	1.4609	0.7696	0.0000
50.00	3.6152	3.2495	2.8408	2.3810	1.8772	1.3090	0.6922	0.0000
75.00	2.4045	2.1520	1.8807	1.5744	1.2443	0.8686	0.4616	0.0000
100.00	1.8047	1.6122	1.4075	1.1777	0.9316	0.6496	0.3461	0.0000
150.00	1.2058	1.0749	0.9373	0.7821	0.6189	0.4297	0.2299	0.0000
200.00	0.9071	0.8055	0.7022	0.5836	0.4624	0.3186	0.1696	0.0000

Terms and Conditions of Common Stock Offering

Total shares sold in offering:	20,000,000.

Shares sold to Alfred E. Mann:	5,750,000.

Shares sold to other directors and officers of MannKind Corporation:	26,000.

Over-allotment option shares:	3,000,000.

Public offering price per share:	$17.42.

Underwriting discounts(1) per share:	$0.871.

Proceeds, before expenses, to MannKind Corporation:	$336,010,896 ($385,657,896 if the over-allotment option is exercised in full).

(1)	The underwriters will not receive any underwriting discount on the sale of MannKind Corporation’s common stock to Alfred E. Mann and other directors and officers of MannKind Corporation.
The issuer has filed registration statements (including prospectuses and supplements thereto) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the prospectuses (and the supplements thereto) in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-800-248-3580.

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